Exhibit 99.28(a)(vii)

ARTICLES OF AMENDMENT TO THE

ARTICLES OF RESTATEMENT
OF

OLD WESTBURY FUNDS, INC.

Old Westbury Funds, Inc., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on April 21, 2021, adopted resolutions to amend the Corporation’s charter in order to decrease the total number of shares of stock of all classes which the Corporation is authorized to issue (“Common Shares”) to twenty and one-half billion (20,500,000,000), with a par value of one tenth of one cent ($.001) per share, for an aggregate par value of twenty and one-half million dollars ($20,500,000.00), and to re-classify the Common Shares among eight series of Common Shares, including the liquidation of two series of Common Shares as described in Article THIRD below, in accordance with Section 2-105(c), Section 2-208, and Section 2-208.1 of the Maryland General Corporation Law.

SECOND: As of immediately before the filing of these Articles of Amendment, the total number of Common Shares which the Corporation was authorized to issue was twenty-seven and one-half billion (27,500,000,000), with a par value of one tenth of one cent ($.001) per share, for an aggregate par value of twenty-seven and one-half million dollars ($27,500,000.00), classified as follows:

Old Westbury All Cap Core Fund	2,500,000,000
Old Westbury Large Cap Strategies Fund	3,000,000,000
Old Westbury Small & Mid Cap Strategies Fund	3,500,000,000
Old Westbury Multi-Asset Opportunities Fund	3,500,000,000
Old Westbury Fixed Income Fund	2,000,000,000
Old Westbury Municipal Bond Fund	2,000,000,000
Old Westbury All Cap ESG Fund	3,500,000,000
Old Westbury California Municipal Bond Fund	2,000,000,000
Old Westbury New York Municipal Bond Fund	2,000,000,000
Old Westbury Credit Income Fund	3,500,000,000

THIRD: As of immediately after the filing of these Articles of Amendment, the total number of Common Shares, including the liquidation of two series, Old Westbury Multi-Asset Opportunities Fund and Old Westbury All Cap ESG Fund, which the Corporation is authorized to issue is twenty and one-half billion (20,500,000,000), with a par value of one tenth of one cent ($.001) per share, for an aggregate par value of twenty and one-half million dollars ($20,500,000.00), classified as follows:

Old Westbury All Cap Core Fund	2,500,000,000
Old Westbury Large Cap Strategies Fund	3,000,000,000
Old Westbury Small & Mid Cap Strategies Fund	3,500,000,000
Old Westbury Fixed Income Fund	2,000,000,000
Old Westbury Municipal Bond Fund	2,000,000,000
Old Westbury California Municipal Bond Fund	2,000,000,000
Old Westbury New York Municipal Bond Fund	2,000,000,000
Old Westbury Credit Income Fund	3,500,000,000

FOURTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the series of Common Shares described in Article THIRD hereof shall be as set forth in the Corporation’s charter and shall be subject to all provisions of the charter relating to shares of the Corporation generally.

FIFTH: The foregoing amendment has been effected in the manner and by the vote required by the Corporation’s charter and the laws of the State of Maryland. The amendment was approved by a majority of the Board of Directors of the Corporation, is limited to changes expressly authorized by Section 2-105(c) of the Maryland General Corporation Law and may be made without action by the Corporation’s stockholders.

SIXTH: Except as hereby amended, the Corporation’s charter shall remain in full force and effect.

SEVENTH: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

The President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation’s charter are true in all material respects, and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, OLD WESTBURY FUNDS, INC. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary, both duly authorized officers of the Corporation, on this 13th day of May 2021.

OLD WESTBURY FUNDS, INC.

/s/ David W. Rossmiller
David W. Rossmiller
President & Chief Executive Officer

ATTEST:

/s/ Lisa M. King
Lisa M. King
Secretary
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